Exhibit 10.5

Execution Version

AMENDMENT No. 2, dated as of November 8, 2015 (this “Amendment”), to the First Lien Credit Agreement, dated as of April 29, 2014 (as amended by Amendment No. 1 dated as of June 30, 2015 and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RCS Capital Corporation, a Delaware corporation (the “Borrower”), RCAP Holdings, LLC, a Delaware limited liability company (“RCAP Holdings”), RCS Capital Management, LLC, a Delaware limited liability company (“RCS Management”), the Subsidiary Guarantors, the lenders and other parties thereto from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

A. The Borrower has requested that the Required Lenders amend the Credit Agreement as set forth below.

B. Pursuant to Section 9.08 of the Credit Agreement, the Borrower and the Lenders may amend the Credit Agreement with the acknowledgement of the Administrative Agent.

C. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Amendment No. 2 Effective Date Amendments

(a) The definition of Eligible Assignee in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

““Eligible Assignee” shall mean any Person (other than a natural Person) that is (a) in the case of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower in accordance with Section 9.04(b) (each such approval not to be unreasonably withheld, conditioned or delayed) and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender and (iii) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower in accordance with Section 9.04(b) (each such approval not to be unreasonably withheld, conditioned or delayed); provided that no Person may be an Eligible Assignee of any Revolving Credit Commitment unless such Person shall be approved by the Issuing Bank and the Swing Line Lender (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any RCS Company or any Affiliate of an RCS Company (in each case other than the Borrower and, in the case of the Borrower, solely in connection with transactions permitted pursuant to Section 2.25 and Section 9.04(l)) or any Restricted Party.”

(b) The definition of Junior Debt in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

““Junior Debt” shall mean (a) Subordinated Indebtedness, (b) the Senior Notes and any additional Indebtedness incurred pursuant to Section 6.01(y), (c) any Indebtedness (including, without limitation, Second Lien Loans and other obligations secured by Liens granted pursuant to Section 6.02(z)) that is secured by a Lien on any Collateral that ranks junior to the Lien on such Collateral securing the Obligations and (d) Indebtedness incurred (but not assumed) pursuant to Section 6.01(m) or (u) (or any Indebtedness incurred pursuant to Section 6.01(l) that was originally incurred pursuant to Section 6.01(m) or (u) or any refinancing pursuant to 6.01(l) of any such Indebtedness).”

(c) Section 1.01 of the Credit Agreement is amended by adding the following definitions to such Section in the appropriate alphabetical order:

(i) “Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of November 8, 2015.

(ii) “Amendment No. 2 Effective Date” has the meaning assigned to such term in Amendment No. 2.

(iii) “Designated Entities” means Realty Capital Securities, LLC, Strategic Capital Management Holdings, LLC and American National Stock Transfer, LLC.

(iv) “Funding Effective Date” means the date on which the Borrower shall have (A) applied an aggregate principal amount of not less than $112,500,000 (of which no less than $87,500,000 shall be applied to the Term Loans) to the prepayment of the then outstanding principal amounts of the Term Loans and the Revolving Loans as a result of either (i) mandatory prepayments pursuant to Section 2.13(b) of the Credit Agreement from the Net Cash Proceeds of Asset Sales made on or after the Amendment No. 2 Effective Date in each case permitted pursuant to Section 6.04(b), or (ii) voluntary prepayments made pursuant to Section 2.12(a) of the Credit Agreement, excluding, in the case of each of the foregoing (i) and (ii), any proceeds from any Specified Asset Sales or the Senior Notes and (B) the Revolving Loans shall have been repaid in full and in cash, subject to reborrowing upon satisfaction of the conditions set forth in Section 4.01 of this Agreement, and the Revolving Credit Commitments shall have been permanently reduced, by at least $4,167,000.

(v) “Independent Board Approval” means approval by the board of directors (which approval must include all of the members of the board of directors that were nominated or appointed by the Third Party Funding Source and no fewer than at least one director nominated or appointed by the Third Party Funding Source) of Borrower in good faith with any representative (including any board nominee) of a Restricted Party (other than the Third Party Funding Source) and any representative (including any board nominee) of any group in which a Restricted Party (other than the Third Party Funding Source) is a member abstaining from such approval process.

(vi) “Membership Interest Purchase Agreement” means that certain Amended and Restated Membership Interest Purchase Agreement, dated as of November 8, 2015, among Apollo Management Holdings, L.P., the Borrower and RCAP Holdings, as in effect on November 8, 2015.

(vii) “Note Purchase and Class B Share Agreement” means that certain Note Purchase and Class B Share Agreement dated as of November 8, 2015, between the Borrower and RCAP Holdings, LLC as in effect on November 8, 2015.

(viii) “Restricted Parties” means (i) Apollo Global Asset Management, LLC and its Affiliates, portfolio companies and funds controlled by it or its Affiliates, (ii) from and after the date on which any Designated Entity is not directly or indirectly wholly owned by the Borrower, such Designated Entity and its Affiliates and (iii) Luxor Capital Group, L.P. and any holder of any class of outstanding preferred Equity Interests of any RCS Company (other than Redwood Capital Management, LLC, Nokota Capital Master Fund LP or any of their respective Affiliates or any funds Controlled by or managed by either of them or their respective Affiliates) and their respective Affiliates, portfolio companies or any funds Controlled by any of them or any of their respective Affiliates; provided, that the foregoing clause (iii) shall not apply to (a) a Lender that becomes a holder of any class of outstanding preferred Equity Interests of any RCS Company after the Amendment No. 2 Effective Date, (b) any Person to the extent such Person no longer has a representative on the board of directors of Borrower and no longer holds or has any right or option to acquire Equity Interests of any RCS Company or any of the respective Subsidiaries of the RCS Companies or (c) any RCS Company and its Subsidiaries.

(ix) “Senior Notes” means the senior unsecured notes contemplated to be issued pursuant to the terms of the Senior Notes Agreements as in effect on November 8, 2015.

(x) “Senior Notes Agreements” means, collectively, (A) the Note Purchase and Class B Share Agreement and (B) the Note Purchase Agreement, dated as of November 8, 2015, between the Borrower and the applicable Senior Notes Investors, in each case, as in effect on November 8, 2015, pursuant to which the Borrower has agreed to issue the Senior Notes to the Senior Notes Investors.

(xi) “Senior Notes Investors” means the purchasers of the Senior Notes pursuant to the Senior Notes Agreements.

(xii) “Specified Asset Sales” means the sale of all or substantially all of the assets, Equity Interests or business of any Specified Entity.

(xiii) “Specified Entities” means Hatteras Funds, LLC, Docupace Technologies, LLC and DirectVest LLC.

(xiv) “Third Party Funding Event” means the repayment of the Loans in accordance with the definition of “Funding Effective Date”, in whole or in part, from (i) the proceeds of the issuance of Equity Interests of the Borrower to a Third Party Funding Source on the Funding Effective Date or (ii) the proceeds of Subordinated Indebtedness provided to the Borrower by the Third Party Funding Source on the Funding Effective Date.

(xv) “Third Party Funding Source” means in respect of a Third Party Funding Event, (i) a purchaser (that, prior to becoming a purchaser, was not an RCS Company, an Affiliate of an RCS Company or a Restricted Party) of Equity Interests of the Borrower on the Funding Effective Date or (ii) a lender (that, prior to becoming a lender, was not an RCS Company, an Affiliate of an RCS Company or a Restricted Party) of Subordinated Indebtedness to the Borrower on the Funding Effective Date; provided, for solely for the purposes of this definition, a Restricted Party shall not include Luxor Capital Group, L.P. and its Affiliates or any funds Controlled by any of them or any of their respective Affiliates.

(d) A new Section 3.30 shall be added to the end of Article III of the Credit Agreement that shall read as follows:

“SECTION 3.30 Specified Asset Sales; Certain Agreements. In the 60 days prior to the Amendment No. 2 Effective Date, no Company has made any Investment in, made any Restricted Payments to, disposed of, sold, leased or otherwise transferred any assets to, or merged, consolidated or amalgamated with any Specified Entity; other than as a result of a transaction that (i) was in the ordinary course of business consistent with past practices or (ii) is set forth on Schedule 1. There is no written agreement between the Borrower or any of its Subsidiaries and any Restricted Party that relates to any Designated Entity, other than agreements entered into in the ordinary course of business and agreements regarding the sale referred to in Section 6.14(b)(viii).”

(e) The paragraph following Section 5.04(a) of the Credit Agreement is hereby amended by replacing such paragraph in its entirety with the following:

“Such financial statements shall be audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to the scope of such audit or as to the status of the Borrower and its Subsidiaries as a going concern (other than with respect to the fiscal year ending December 31, 2015) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied;”

(f) A new Section 5.16 and a new Section 5.17 shall be added to the end of Article V of the Credit Agreement that shall read as follows:

“SECTION 5.16 Financial Advisor for the Secured Parties. The Loan Parties acknowledge and agree that the Required Lenders may, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, at any time and from time to time at the sole expense of the Loan Parties (payable upon demand by the Administrative Agent or the Required Lenders but not to exceed $150,000 per month, plus the reasonable expenses of such financial advisor), retain a financial advisor (the “Secured Party Financial Advisor”) until the Funding Effective Date to perform such services and duties with respect to the Borrower and the other Loan Parties, and their financial condition, assets, liabilities, operations and/or businesses, as determined by the Administrative Agent in its sole discretion or the Required Lenders in their sole discretion. The Borrower and the other Loan Parties agree to cooperate fully with the Secured Party Financial Advisor and the Administrative Agent’s and the Lenders’ personnel and representatives with respect to, among other things, any reasonable request for information by the Secured Party Financial Advisor or such personnel and representatives including, without limitation, to (i) participate fully in, and cause its Financial Advisor to participate fully in, calls with the Secured Party Financial Advisor, the Administrative Agent and/or the Lenders at such times and with such frequency as reasonably requested by the Administrative Agent or the Required Lenders and (ii) provide, and cause its Financial Advisor to provide, such other reports and information (financial or otherwise) as the Administrative Agent, the Required Lenders or the Secured Party Financial Advisor may request from time to time in connection with any Collateral or any Loan Party’s or Subsidiary’s financial condition, assets, liabilities, operations, businesses, upcoming transactions or financing activities or transactions with Restricted Parties or Affiliates. The Loan Parties acknowledge and agree that (i) the Secured Party Financial Advisor shall be deemed to be an “Indemnitee” as that term is used and defined in the Credit Agreement and (ii) notwithstanding anything in this Agreement to the contrary, the fees, costs and expenses of the Secured Party Financial Advisor shall constitute “Obligations” under the Credit Agreement secured by the Collateral under the Security Documents.

SECTION 5.17 Chief Restructuring Officer. Within 14 days after the Amendment No. 2 Effective Date, the Borrower shall appoint a chief restructuring officer reasonably satisfactory to the Administrative Agent and the Required Lenders, having authority reasonably satisfactory to the Administrative Agent and the Required Lenders and reporting directly to the board of directors of the Borrower.”

(g) Section 6.01 of the Credit Agreement is hereby amended by deleting “and” at the end of clause (v), replacing the “.” at the end of clause (w) with “;” and adding the following clause (x) and clause (y)”:

“(x) Subordinated Indebtedness of the Borrower; provided (i) such Subordinated Indebtedness shall at all times be unsecured, (ii) shall only be guaranteed by a Company that is a Guarantor of the Obligations; provided that, if such Guarantor is released from its obligations under the Guarantee Agreement, then the terms of such Subordinated Indebtedness shall expressly provide that such Guarantor shall be automatically released from its guaranty obligations with respect to such Subordinated Indebtedness, (ii) the terms of such Subordinated Indebtedness will not provide for payments of principal or interest in cash prior to the 91st day after payment in full of the Obligations, (iii) such Indebtedness will have a maturity date on or after the 91st day after the Term Loan Maturity Date (as in effect on the date hereof) and (iv) the such Subordinated Indebtedness shall be subordinated pursuant to a subordination agreement that is reasonably acceptable to the Required Lenders; and

(y) (i) the Senior Notes; provided (A) the Senior Notes shall at all times be unsecured, (B)the Senior Notes shall only be obligations of the Borrower and shall not be Guaranteed by any Person, (C) the terms of the Senior Notes will not require payments of principal or interest in cash prior to the 91st day after payment in full of the Obligations, and (D) the Senior Notes will have a maturity date on or after the 91st day after the Term Loan Maturity Date (as in effect on the date hereof) and (ii) additional Indebtedness that has the same terms as the Senior Notes and meets the requirements of the foregoing clauses (A) through (D); provided further that (I) not more than $75,000,000 of Indebtedness may be incurred in reliance on this clause (y) (excluding amounts incurred as payment in kind of interest) and (II) the Borrower will not make payments of principal or interest on the Senior Notes or any Indebtedness incurred in reliance on the foregoing clause (y) in cash prior to the 91st day after payment in full of the Obligations except as provided in Section 6.06(b)(vi).”

(h) Section 6.03(y) of the Credit Agreement is hereby amended by replacing such Section 6.03(y) in its entirety with the following:

“(y) Investments in the form of ordinary course loans to Financial Advisors affiliated with the Borrower (other than loans to Affiliates (that are not Companies) or their respective representatives) consistent with past practice in an aggregate amount for such loans not to exceed $25,000,000 in any fiscal year; and”

(i) Section 6.04(b)(i) of the Credit Agreement is hereby amended by adding the following proviso immediately at the end thereto:

“; provided, that, the Companies may effect a Specified Asset Sale without regard to the foregoing limitations so long as (A) at the time of such Specified Asset Sale and after giving effect to such Specified Asset Sale, no Default or Event of Default shall have occurred and be continuing, (B) the representations and warranties in Section 3.30 are true and correct at the time of such Specified Asset Sale, (C) the Net Cash Proceeds of each such Specified Asset Sale shall be immediately applied on the date of receipt thereof to prepay the Loans as required by Section 2.13(b), and (D) any non cash proceeds received in the form of Indebtedness or capital stock are pledged to the Collateral Agent to the extent required under Section 5.10.”

(j) Section 6.04(b) of the Credit Agreement is hereby amended by amending and restating the paragraph the last paragraph of such section as follows:

“Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of Cetera Financial Holdings, Inc., Cetera Financial Group, Inc. or any of their respective Subsidiaries (or all or substantially all of the assets of Cetera Financial Holdings, Inc., Cetera Financial Group, Inc. or any of their respective Subsidiaries) without first (or simultaneously) indefeasibly paying all outstanding Term Loans and Revolving Loans and all other Obligations in full in cash and permanently reducing all Commitments (including, without limitation, the Revolving Credit Commitments) to zero.”

(k) Section 6.05(a) of the Credit Agreement is hereby amended by deleting “and” at the end of clause (xii), replacing the “.” at the end of clause (xiii) with “; and” and adding the following clause (xiv)”:

“(xiv) the Borrower may make Restricted Payments in an amount of $1 or less to effect the purchase by the Borrower of the Class B common Equity Interests in the Borrower held by RCAP Holdings pursuant to the terms of the Note Purchase and Class B Share Agreement.”

(l) Section 6.06(b) of the Credit Agreement is hereby amended by deleting “and” at the end of clause (iv), replacing the “.” at the end of clause (v) with “; and” and adding the following clause (vi)”:

“(vi) the Borrower may make payments in an amount necessary to purchase, redeem, retire, defease, acquire, cancel or terminate the Senior Note in the original principal amount of $12,000,000 owed to RCAP Holdings, plus any accrued and outstanding interest thereon; provided, that (A) the Funding Effective Date has occurred or will occur substantially simultaneously with such payment and (B) immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing.”

(m) Section 6.07(a) of the Credit Agreement is hereby amended by adding the following sentence after the table set forth therein:

“Notwithstanding the foregoing, the Fixed Charge Coverage Ratio will not be tested for the Test Period ending as of September 30, 2015.”

(n) Section 6.07(b) of the Credit Agreement is hereby amended by adding the following sentence after the table set forth therein:

“Notwithstanding the foregoing, the Secured Leverage Ratio will not be tested for the Test Period ending as of September 30, 2015.”

(o) A new Section 6.12 shall be added to the end of Article VI of the Credit Agreement that shall read as follows:

“SECTION 6.12 Senior Notes. Amend, modify, waive, terminate or grant any consent to any provision of the Senior Notes Agreements or any of the terms or conditions of the Senior Notes set forth therein in any manner adverse to the interests of the Lenders.”

(p) A new Section 6.13 shall be added to the end of Article VI of the Credit Agreement that shall read as follows:

“SECTION 6.13 Specified Asset Sales. On or after the Amendment No. 2 Effective Date, no Company shall make any Investment in, make any Restricted Payments to, dispose of, sell, lease or otherwise transfer any assets (including Equity Interests) to, or merge, consolidate or amalgamate with, any of the Specified Entities; other than as a result of transactions that are (i) in the ordinary course of business consistent with past practices or (ii) in accordance with binding contractual arrangements in writing that were in existence and effective as of September 30, 2015 ((x) without giving effect to any amendment, waiver, modification or supplement to such agreements after September 30, 2015 and (y) excluding any agreement that is not effective on, and any transaction that has not been consummated by, September 30, 2015 but contemplated by such contractual agreements to be entered into or consummated on a future date).”

(q) A new Section 6.14 shall be added to the end of Article VI of the Credit Agreement that shall read as follows:

“SECTION 6.14 Transactions with Restricted Parties. (a) Enter into any Asset Sales in contravention of Section 6.04(b) or enter into any management or other services agreements involving cash payments or consideration for the benefit of a Restricted Party.

(b) Enter into any transactions with or for the benefit of any Restricted Party other than:

(i)	transactions that were entered into when such Person was not a Restricted Party (whether before or after the Amendment No. 2 Effective Date);

(ii)	transactions with Luxor Capital Group, L.P. and its Affiliates or any funds Controlled by any of them or any of their respective Affiliates pursuant to which such Person is a purchaser of the Senior Notes and additional Indebtedness that has the same terms as the Senior Notes or additional Equity Interests of the Borrower;

(iii)	transactions that are (A) on terms that are substantially as favorable to such Company as it would obtain in comparable arm’s length transactions with a Person that is not a Restricted Party or Affiliate and (B) consummated pursuant to binding contractual agreements in writing that were in existence and effective as of September 30, 2015 ((x) without giving effect to any amendment, waiver, modification or supplement to such agreements after September 30, 2015 and (y) excluding any agreement that is not effective on, and any transaction that has not been consummated by, September 30, 2015 but contemplated by such contractual agreements to be entered into or consummated on a future date);

(iv)	after the occurrence of the Third Party Funding Event, transactions that (A) are on terms that are substantially as favorable to such Company as it would obtain in comparable arm’s length transactions with a Person that is not a Restricted Party or Affiliate and (B) have received Independent Board Approval;

(v)	transactions pursuant to the Services Agreement among Realty Capital Services, LLC, RCS Advisory Services, LLC, American National Stock Transfer, LLC, American Realty Capital Advisors, LLC and AR Advisory Services, LLC, dated as of June 4, 2013, and any modification, amendment, supplement or amendment and restatement of such agreement; provided any such modification, amendment, supplement or amendment and restatement is not adverse to the Lenders; provided further that total consideration paid with respect to such Services Agreement shall not exceed $7,500,000 in any fiscal year;

(vi)	transactions whereby Borrower or its Subsidiaries perform transaction management and related services and the distribution of investment products pursuant to ordinary course services agreements between a Loan Party and any Restricted Party’s portfolio companies or funds or any of their respective Affiliates (including, but not limited to, dealer-manager agreements, transfer agent services agreements, investor relations services agreements, investment banking services agreements and engagement letters and listing and proxy services agreements), in each case consistent with past practice and approved by the affirmative vote of a majority of the independent directors (or similar governing body) of such portfolio company or fund; provided that the terms of such transactions are no less favorable to the Borrower or such Subsidiary as the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower or a Restricted Party;

(vii)	the sublease contemplated by Section 8.16 of the Note Purchase and Class B Share Agreement; provided that the amounts payable by the Borrower and its Subsidiaries under such sublease agreement shall not exceed $100,000 per month, excluding reimbursement of expenses on customary terms;

(viii)	the sale by the Borrower and the Borrower’s wholly-owned subsidiary, RCS Capital Holdings, LLC (“RCS Holdings”), to Apollo Management Holdings, LP, of 100% of the Equity Interests of Realty Capital Securities, LLC (“RCS”) and Strategic Capital Management Holdings, LLC (“StratCap”), and the other transactions and agreements contemplated by the Membership Interest Purchase Agreement, for an aggregate consideration of $6,000,000, subject to working capital and other adjustments (the “MIPA Purchase Price”), which sale shall be consummated, in the case of RCS, no later than January 2016 and, in the case of StratCap, upon the satisfaction of applicable conditions; provided that the consideration provided by the Borrower and its Subsidiaries under such transactions shall be only (a) the Equity Interests in RCS and StratCap and (b) other consideration in excess of the MIPA Purchase Price the fair market value of which shall not exceed in any fiscal year of the Borrower and its Subsidiaries the sum of the consideration received therefor by the Borrower and its Subsidiaries and $5,000,000; and

(ix)	the indemnity provided in that certain Release, dated as of November 8, 2015, by and among AR Capital, LLC, Nicholas S. Schorsch, Peter M. Budko, William M. Kahane, Edward M. Weil, Jr. and Brian S. Block, the Borrower, RCS Holdings and Luxor Capital Partners LP, as in effect on the date hereof (the “Release”) in favor of the ARC Related Parties (as defined in the Release) by the Borrower and RCS Holdings.”

(r) Section 7.01(f) is hereby amended and restated as follows:

“(f) (i) any Company shall default in the payment of any principal or interest due in respect of any of the Senior Notes or any other Indebtedness incurred in reliance on Section 6.01(y) (collectively, “Specified Debt”) or any Material Indebtedness, in each case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) any other event or condition occurs, in either case that results in any Specified Debt or any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holders of any Specified Debt or any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (y) secured Indebtedness that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such indebtedness; provided further that this clause (f) shall not apply to any redemption, conversion or settlement of any such Indebtedness that is convertible into Qualified Capital Stock of Borrower or RCAP Holdings (and cash in lieu of fractional shares or units) and/or cash (in lieu of such Qualified Capital Stock of Borrower or RCAP Holdings) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder;”

(s) A new Section 7.01(o) shall be added to the end of Article VII of the Credit Agreement that shall read as follows:

“(o) an Affiliate of a Company or a Restricted Party becomes a Lender under the Credit Agreement or a Lender (as such term is defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement.”

(t) Section 9.05(a) of the Credit Agreement is hereby amended by inserting a new sentence at the end of such section reading as follows:

“In addition, the Borrower agrees to pay all reasonable out of pocket fees and expenses of Jones Day, as counsel to certain of the Lenders, relating to the Loan Documents (A) to the extent required under Amendment No. 2 to be paid on the Amendment No. 2 Effective Date and (B) to the extent incurred from and after the Amendment No. 2 Effective Date and on or prior to the Funding Effective Date, or relating to the occurrence of the Funding Effective Date.”

ARTICLE II

Representations and Warranties

The Loan Parties represent and warrant, as of the Amendment No. 2 Effective Date, to the Administrative Agent and the Lenders that:

A. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity and an implied covenant of good faith and fair dealing. Each Senior Notes Agreement has been duly executed and delivered by the Borrower and, to the knowledge of the Borrower, the Senior Notes Investors party thereto and constitutes a legal, valid and binding obligation of the Borrower and, to the knowledge of the Borrower, the Senior Notes Investors party thereto, enforceable against the Borrower and, to the knowledge of the Borrower, the Senior Notes Investors party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity and an implied covenant of good faith and fair dealing.

B. Upon the effectiveness of this Amendment, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (and in all respects with respect to representations qualified by materiality) on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (and in all respects with respect to representations qualified by materiality) as of such earlier date).

C. No Affiliate of an RCS Company is a Lender under the Credit Agreement or a Lender (as such term is defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement.

D. In the 60 days prior to the Amendment No. 2 Effective Date, no Company has made any Investment in, made any Restricted Payments to, disposed of, sold, leased or otherwise transferred any assets to, or merged, consolidated or amalgamated with any of the Specified Entities; other than as a result of a transaction that was in the ordinary course of business consistent with past practices or in accordance with binding contractual arrangements that were in existence and effective at the time of such transaction.

E. Upon the effectiveness of this Amendment, no Default or Event of Default has occurred and is continuing.

F. No Loan Party or any of their respective representatives or advisors has provided material non public information to the Lenders party hereto other than pursuant to the terms of Section 9.16 of the Credit Agreement and the letter agreements entered into with individual Lenders, which shall, pursuant to the terms of such letter agreements, as amended hereby and agreed by the Lenders, be publicly disclosed as of November 16, 2015.

G. As of the date of this Amendment, there are no side letters or other agreements with respect to the Senior Notes other than the Senior Notes and the Senior Notes Agreements that has not been disclosed to Lenders’ counsel.

H. None of the Persons listed on any annex attached to that certain letter agreement related to employees of the Borrower, dated November 8, 2015, by the Borrower and accepted and agreed to by ARC Capital, LLC, have at any time in the past twelve months performed any services or functions on behalf of or related to Cetera Financial Holdings, Inc., Cetera Financial Group, Inc. or any of their respective Subsidiaries (collectively, the “Covered Companies”) except those employees listed on Schedule 2 who are employees of Companies other than the Covered Companies and perform activities for the Covered Companies that are incidental to their responsibilities at Companies other than the Covered Companies.

ARTICLE III

Conditions to Amendment No. 2 Effectiveness

This Amendment shall become effective on the date (the “Amendment No 2. Effective Date”) on which each of the following conditions is satisfied or waived:

A. The Administrative Agent (or its counsel) shall have received an executed counterpart of this Amendment from (i) the Required Lenders and the Administrative Agent no later than 5:00 p.m. (New York time) on 8, 2015 (such date and time, the “Consent Deadline”), and (ii) the Loan Parties.

B. The Loan Parties shall have paid (i) all fees and reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the Loan Documents, including, without limitation, the preparation, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, Cahill Gordon & Reindel LLP and Shearman & Sterling LLP, with respect thereto (provided, that in no event shall the Loan Parties be responsible for any such fees, costs or expenses of Cahill, Gordon & Reindel LLP incurred after November 5, 2015)), and (ii) all fees and reasonable out-of-pocket costs and expenses of a single counsel for the Required Lenders in connection with the Loan Documents, including, without limitation, the preparation, execution and delivery of this Amendment.

C. The representations and warranties in Article II hereto shall be true and correct as of the Amendment No. 2 Effective Date.

D. Amendment No. 2 to the Second Lien Credit Agreement, in the form attached hereto as Exhibit B, shall simultaneously become effective.

E. The Borrower shall have received (i) fully executed copies of the Senior Note Agreements (as defined in Article I of this Amendment), in form and substance satisfactory to the Administrative Agent and the Required Lenders and such Senior Notes Agreements shall be in full force and effect and (ii) net cash proceeds in an aggregate amount not less than $27,000,000 from the issuance of Senior Notes (as defined in Article I of this Amendment) pursuant to the terms of the Senior Notes Agreements.

F. The Borrower shall have paid, or substantially contemporaneously with the effectiveness hereof, shall pay, to the Lenders all accrued and unpaid interest due and payable under the Credit Agreement on the Amendment No. 2 Effective Date.

ARTICLE IV

Release

So long as no Company holds any Investment in, made any Restricted Payments to, disposed of, sold, leased or otherwise transferred any assets to, or merged, consolidated or amalgamated with RCAP Holdings on or after the Amendment No. 2 Effective Date, notwithstanding anything to the contrary in the Agreement, upon the occurrence of the Funding Effective Date, the Borrower may effect the right to purchase the Class B common Equity Interests of RCAP Holdings pursuant to the terms of the Note Purchase and Class B Share Agreement. The right to purchase the Class B common Equity Interests of RCAP Holdings pursuant to the terms of the Note Purchase and Class B Share Agreement shall be deemed a Permitted Lien under the Credit Agreement.

ARTICLE V

Release of Claims

The Borrower and, by their execution of this Amendment, each of the other Loan Parties hereby releases and forever discharge the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and Affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents, this Amendment or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents or this Amendment through the Amendment No. 2 Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any of the Lender Group; provided, that nothing will constitute a release or discharge of the Credit Agreement or of the effectiveness of the Loan Documents or this Amendment from and after the Amendment No. 2 Effective Date.

ARTICLE VI

Miscellaneous

A. Credit Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. After the Amendment No. 2 Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

 B. Acknowledgement and Reaffirmation of Borrower and Guarantors. The Borrower and the Guarantors acknowledge and consent to all terms and conditions of this Amendment and agree that this Amendment does not operate to reduce, impair or discharge the Borrower’s or the Guarantors’ obligations under any Loan Document including, without limitation, the Obligations.  Each of the Borrower and the Guarantors hereby ratifies and confirms its obligations under the Credit Agreement if a party thereto and the other Loan Documents to which it is a party including, without limitation, the Obligations.

C. Liens Unimpaired.  After giving effect to this Amendment and the transactions contemplated hereby, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment (i) impairs the validity, enforceability, effectiveness or priority of any of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

D. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.

E. Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

F. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and Administrative Agent.

G. Headings. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

H. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

I. Course of Dealing. Each party hereto acknowledges that the terms of this Amendment shall not constitute a course of dealing among the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

RCS CAPITAL CORPORATION

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer

RCAP HOLDINGS, LLC
RCS CAPITAL MANAGEMENT, LLC

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Authorized Signatory

The Subsidiary Guarantors listed on Exhibit A hereto:

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 (First Lien)]

Exhibit A

The Subsidiary Guarantors

RCS Capital Holdings, LLC

RCS Advisory Services, LLC

American National Stock Transfer, LLC

Cetera Financial Holdings, Inc.

Cetera Financial Group, Inc.

Cetera Investment Management LLC

Cetera Advisors Insurance Services LLC

Cetera Insurance Agency LLC

Cetera Advisor Networks Insurance Services, LLC

Cetera Financial Specialists Services LLC

Summit Financial Services Group, Inc.

Summit Capital Group, Inc.

SBS Financial Advisors, Inc.

Summit Financial Group, Inc.

Summit Holding Group, Inc.

SBS Insurance Agency of Florida, Inc.

SBS of California Insurance Agency, Inc.

SBSI Insurance Agency of Texas, Inc.

Braves Acquisition, LLC

J.P. Turner & Company Capital Management LLC

First Allied Holdings Inc.

FAS Holdings, Inc.

First Allied Advisory Services, Inc.

Legend Group Holdings, LLC

Legend Advisory Corporation New

Investors Capital Holdings, LLC.

ICH Securities Corporation

ICC Insurance Agency, Inc.

SK Research, LLC

VSR GROUP, LLC

CHARGERS ACQUISITION, LLC

Guaranty Brokerage Services, Inc.

Clifford Acquisition, Inc.

[Signature Page to Amendment No. 2 (First Lien)]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Ryan M. Roy
Name: Ryan M. Roy
Title: Director

[Signature Page to Amendment No. 2 (First Lien)]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Charles S. Francavilla
Name: Charles S. Francavilla
Title: Managing Director